Exhibit 99.2

NUANCE COMMUNICATIONS, INC.
FOURTH QUARTER AND FISCAL 2014 EARNINGS ANNOUNCEMENT
PREPARED CONFERENCE CALL REMARKS

Nuance is providing a copy of these prepared remarks in combination with its press release, to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. The conference call will begin today, November 24, 2014 at 5:00 pm EST. To access the live broadcast, please visit the Investor Relations section of Nuance’s Website at www.nuance.com. The call can also be heard by dialing (800) 230-1074 or (612) 234-9960 at least five minutes prior to the call and referencing code 340379. A replay will be available within 24 hours of the announcement by dialing (800) 475-6701 or (320) 365-3844 and using the access code 340379.

Discussion of Business and Financial Highlights
We are pleased with our performance in the fourth quarter, exceeding guidance for revenue, earnings per share and bookings, and ending the year with renewed strength. Global interest in our solutions remains strong, as evidenced by bookings growth and significant design wins. Across our business, we continue to focus on the expansion of our core technology portfolio toward natural language understanding and semantic processing, and the advancement of solutions driven by clinical language understanding, cloud-based connected services, highly interactive mobile applications, and deeper integration of virtual assistant capabilities. This focus enabled us to strengthen our competitive position across markets as we capitalized on core offerings and strong market positions, while making significant progress toward advancing innovations in adjacent markets.

As we manage a transition in our business to cloud-based and other recurring revenue models, we continue to balance near-term financial performance against the medium- and long-term strategic and financial success of the company. In the second half of FY 14, we further intensified our commitment to cost efficiencies that drive greater profitability for the business. We applied greater cost discipline across the organization and directed investments from several mature product lines toward our highest growth opportunities, resulting in improvement in our Q4 14 gross margin and operating margin.
Reflecting these trends, today we reported:

•	Bookings - Q4 14 bookings of $619.6 million, up 24.5% from $497.7 million in Q4 13. FY 14 bookings of $2,441.9 million, up 27.4% from $1,916.5 million in FY 13.

•
Revenue - Q4 14 non-GAAP revenue of $520.3 million, up 6.1% from $490.4 million a year ago.  Q4 14 GAAP revenue of $502.3 million, up 6.4% from $472.2 million a year ago. FY 14 non-GAAP revenue of $1,987.1 million, up 1.5% from $1,957.7 in FY 13. FY 14 GAAP revenue of $1,923.5 million, up 3.7% from 1,855.3 million in FY 13.

•	Operating Margin - Q4 14 non-GAAP operating margin of 25.9%, up from 25.3% in Q4 13. FY 14 non-GAAP operating margin of 23.7%, compared to 27.9% in FY 13.

•
Net Income - Q4 14 non-GAAP net income of $107.6 million, or $0.33 per diluted share, up from $95.2 million, or $0.30 per diluted share, a year ago.  Q4 14 GAAP net loss of $(1.5) million, or $(0.00) per share, improved from $(32.3) million or $(0.10) per share in Q4 13. FY 14 non-GAAP net income of $360.1 million, or $1.12 per diluted share, compared to $428.0 million, or $1.33 per diluted share, in FY 13. FY 14 GAAP net loss of $(150.3) million, or $(0.47) per share, compared to $(115.2) million, or $(0.37) per share in FY 13.

•	Cash Flow - Q4 14 operating cash flow of $95.9 million, compared to $93.5 million in Q4 13. FY 14 operating cash flow of $358.1 million, compared to $395.0 million in FY 13.

(Please see the section, “Discussion of Non-GAAP Financial Measures,” later in this document for more details on non-GAAP data.)

As noted, in Q4 14, we delivered revenue, EPS and bookings above our guidance ranges. Revenue and bookings growth were driven by solid performances across the business, and reflect continued penetration in key markets. EPS performance was driven by revenue growth and the benefit of expense measures introduced earlier in the year, which improved both gross margin and operating margin.

We delivered solid bookings growth throughout FY 14. Total FY 14 bookings of $2.44 billion grew 27.4% compared to FY 13. FY 14 bookings growth was driven by new and expanded relationships across our businesses, as well as several important renewals in our Healthcare on‑demand, Clintegrity, automotive and Enterprise on-demand businesses. In some cases, gross bookings benefitted from renewals of large multi-year contracts and from some early renewals that may not repeat in FY 15.

We have refined our bookings reporting to include bookings net of renewals, which we refer to as net new bookings. Net new bookings provide a better indication of revenue growth in our business. Gross bookings, which include both net new and renewals, can vary significantly from quarter to quarter due to timing and size of renewals. Going forward, we will only report net new bookings.

In FY 14, our bookings and revenue continued to reflect our customers’ preference for long-term contracts, which result in recurring revenue over the life of the arrangement. These types of contracts improve the sustainability and predictability of revenue streams but contribute less to near-term revenue than traditional perpetual license models. Total recurring revenue increased from 52% of total non-GAAP revenue in FY 12, to 58% in FY 13, and to 64% in FY 14. Perpetual licenses decreased from 38% of total non-GAAP revenue in FY 12, to 32% in FY 13, and to 26% in FY 14. For the first time, we are reporting the breakout of licenses between recurring and perpetual to give investors a more detailed view of the transition. This data also enables a more detailed view of our total recurring revenue, which comprises recurring license, on-demand, maintenance and support, and a small portion of professional services revenue that is delivered under ongoing subscription contracts.

During FY 14 we announced that we would increase our focus on expenses, as part of a long-term strategy to improve productivity and margins. Programs that we enacted during FY 14 delivered results in Q4 14, enabling us to deliver Q4 14 EPS significantly above our guidance range as well as year-over-year improvements in both gross margin and operating margin. In our FY 14 non-GAAP results, we improved utilization rates in our professional services business, directed R&D investments from several mature product lines toward our highest growth opportunities, slowed the growth of sales and marketing expenses, and reduced our G&A expenses.

Our deferred revenue and cash flow performance continued to improve, driven by the favorable characteristics of our growing recurring revenue streams. We ended FY 14 with total deferred revenue of $548.1 million, up 32% compared to $414.6 million at the end of FY 13. FY 14 operating cash flow equaled 99% of non-GAAP net income, up from 92% in FY 13 and ahead of our target of 95%.

Discussion of Non-GAAP Bookings and Revenue
In Q4 14, year-over-year bookings growth was driven by Enterprise on-demand, Nina, Healthcare on‑demand, automotive, core imaging, MFP-Scan and Dragon NaturallySpeaking solutions, offset by a weak performance in handset solutions. Q4 14 year-over-year revenue growth was driven by Enterprise on-demand, MFP-Scan, Dragon Medical, Dragon NaturallySpeaking and automotive solutions, offset by weakness in handset and Enterprise on-premise solutions.

Table: Non-GAAP Revenue by Segment

	Q1 2013	Q2 2013	Q3 2013	Q4 2013	FY 2013	Q1 2014	Q2 2014	Q3 2014	Q4 2014	FY 2014
Healthcare	$217.4	$229.3	$238.1	$226.7	$911.6	$227.3	$237.0	$240.1	$238.3	$942.7
Yr/Yr Organic Growth*	3%	2%	2%	(2)%	1%	1%	1%	(2)%	3%	1%
Mobile & Consumer	$131.7	$116.2	$111.0	$120.3	$479.2	$115.3	$109.8	$109.2	$116.9	$451.0
Yr/Yr Organic Growth*	19%	(2)%	(19)%	(24)%	(8)%	(16)%	(7)%	(4)%	(3)%	(8)%
Enterprise	$83.7	$74.5	$78.9	$86.4	$323.5	$89.2	$87.2	$85.1	$95.6	$357.1
Yr/Yr Organic Growth*	11%	(18)%	7%	(5)%	(2)%	(8)%	3%	(8)%	(4)%	(4)%
Imaging	$59.6	$64.0	$62.8	$57.0	$243.4	$58.3	$56.0	$52.4	$69.5	$236.3
Yr/Yr Organic Growth*	15%	(2)%	5%	(7)%	3%	(6)%	(9)%	(11)%	9%	(5)%
Total revenue	$492.4	$484.0	$490.8	$490.4	$1,957.7	$490.1	$490.0	$486.8	$520.3	$1,987.1
Yr/Yr Organic Growth*	10%	(3)%	(2)%	(9)%	(2)%	(6)%	(2)%	(5)%	1%	(3)%

*
Organic growth is calculated by comparing Nuance’s reported non-GAAP revenue to revenue in the same period in the prior year. For purposes of this calculation, revenue is adjusted to include revenue from companies acquired by Nuance, as if we had owned the acquired business in all periods presented.

Table: Non-GAAP Revenue by Type

	Q1 2013	Q2 2013	Q3 2013	Q4 2013	FY 2013	Q1 2014	Q2 2014	Q3 2014	Q4 2014	FY 2014
Perpetual Product and Licensing	$174.4	$150.3	$156.9	$142.3	$623.8	$131.1	$125.4	$119.6	$142.2	$518.3
% of Revenue	35%	31%	32%	29%	32%	27%	25%	25%	27%	26%
Recurring Product and Licensing	$43.9	$46.6	$48.6	$60.9	$200.0	$58.9	$56.7	$54.2	$60.2	$230.0
% of Revenue	9%	10%	10%	13%	10%	12%	12%	11%	12%	12%
Professional Services	$56.0	$56.8	$57.4	$55.7	$226.0	$54.2	$57.7	$57.8	$58.6	$228.2
% of Revenue	11%	12%	12%	11%	12%	11%	12%	12%	11%	11%
On-demand	$151.3	$164.3	$159.0	$158.9	$633.6	$171.6	$176.1	$178.8	$179.3	$705.8
% of Revenue	31%	34%	32%	32%	32%	35%	36%	37%	35%	36%
Maintenance and Support	$66.8	$66.0	$68.9	$72.6	$274.3	$74.3	$74.1	$76.4	$80.0	$304.8
% of Revenue	14%	13%	14%	15%	14%	15%	15%	15%	15%	15%
Total revenue	$492.4	$484.0	$490.8	$490.4	$1,957.7	$490.1	$490.0	$486.8	$520.3	$1,987.1
Total Recurring Revenue *	$266.7	$281.8	$281.2	$297.8	$1,127.6	$309.6	$313.7	$314.3	$325.7	$1,263.3
% of Revenue	54%	58%	57%	61%	58%	63%	64%	65%	63%	64%

*
Total Recurring Revenue is the sum of recurring product and licensing, on-demand, and maintenance and support revenues as well as the portion of professional services revenue that is delivered under ongoing subscription contracts. Recurring Product and Licensing revenue is composed of term-based and ratable licenses as well as revenues from royalty arrangements.

Table: Supplemental Information

	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Q1 2014	Q2 2014	Q3 2014	Q4 2014
Bookings (in millions)	$504.9	$445.1	$468.8	$497.7	$637.3	$638.0	$547.0	$619.6
Total Deferred Revenue (in millions)	$376.3	$388.3	$396.5	$414.6	$484.3	$504.9	$523.4	$548.1
Estimated 3-year Value of Total On-Demand Contracts (in millions)	$2,083.8	$2,103.4	$2,091.2	$2,084.1	$2,224.6	$2,195.6	$2,259.3	$2,246.1
Annualized Line Run-Rate in Healthcare On-Demand Business (in billions)	5.138	5.193	5.227	5.075	5.070	5.487	5.521	5.395

Discussion of Segment Trends and Results
Healthcare Solutions.  In Q4 14, the Healthcare business delivered its best organic revenue growth of the year and achieved another quarter of strong year-over-year bookings growth. In FY 14, the Healthcare business delivered strong bookings growth, led by renewal bookings in our Healthcare on‑demand business, as well as our Diagnostics and Clintegrity product lines. Key customers in the quarter included Avera Health, BayCare, Cambridge Trusts, Cleveland Clinic, Froedtert, Group Memorial Health, Inova, Intermountain, Lahey, Providence, Scottsdale Health, and University of Colorado.

Clinical Documentation Solutions.  In Q4 14, Healthcare bookings growth was led by renewals and new bookings in our Healthcare on‑demand solutions, and revenue growth was led by Dragon Medical and Diagnostics solutions. Although customer migration to EMR systems continues to place some pressure on our Healthcare on‑demand business, erosion in Q4 14 was once again less than projected. In Q4 14, our Dragon Medical solutions achieved record revenue. We improved average price in our Dragon Medical Network Edition, and experienced increasing demand for multi-location installations. In Q4 14, our Diagnostics business launched our partnership with Intelerad and signed a partnership with Philips. We strengthened our partnership with both Cerner and Epic for mobile applications and Diagnostics solutions.

Clinical Information Management Solutions.  In Q4 14, we continued to deliver strong year-over-year growth in Clintegrity bookings, further bolstering our backlog of implementations. Our Clintegrity offering comprises term licenses accompanied by related professional services, all driving recurring revenue recognized over the life of the contracts. In Q4 14, we delivered record bookings for our Clinical Documentation Improvement (CDI) solutions, as customers are turning their attention to this portion of revenue cycle management in response to the delayed ICD-10 deadline. In recent KLAS rankings, we were named as a top-ranked vendor for CDI Services and Quality Management. In Q4 14, we continued to deliver new Computer Assisted Coding (CAC) deployments, coding under both ICD‑9 and ICD‑10. Positive customer feedback indicates that coder productivity improvements continue to exceed our targets and reduce customers’ need for outsourced coding consultants. In Q4 14, we launched new versions of our CDI solutions, including a solution for the US Veteran’s Administration hospitals, and expanded compliance services offerings.

Mobile & Consumer Solutions. In Q4 14, Mobile & Consumer delivered an improved organic growth rate, primarily driven by continued strong contributions from our automotive solutions as well as the launch of Dragon NaturallySpeaking 13. In FY 14, the Mobile & Consumer bookings growth was driven by a significant expansion in our automotive business and solid performance in voicemail-to-text, but offset by weaker performance in our handset business. New bookings included design wins with our partners Continental, Harman Becker and Melco for several automakers. Key customers and OEM design wins in the quarter included Acer, AMD, AT&T, BMW, Bosch, Daimler, Fiat/Chrysler, Great Wall Motors, Hisense, Honda, Mahindra, Motorola, Orange, Panasonic, Parrott, Rogers, Samsung, Scania, Shoretel, TCL, Telefonica, Volvo, and Yanfeng Visteon.

Recently, we have delivered an array of high profile virtual assistants and other solutions with our OEM partners, including LG connected voice in Europe, ZTE smart voice, a connected TV with Hisense, the addition of voice biometrics to the Panasonic TV solution, and AneedA, the virtual assistant for the i.am+ PULS smart band delivered by musician and entrepreneur will.i.am. In addition, we delivered a downloadable version of our Swype keyboard for iPhones, iPads and other iOS8 devices, as Apple recently began enabling support for third-party keyboards. Our Swype application reached the number one ranking in paid apps within 24 hours of its release. In Q4 14, we processed 3.411 billion mobile cloud transactions, up 63% from 2.094 billion in Q4 13. In September 2014, our cloud services had 137 million unique monthly active users, up 55% from 89 million in September 2013. The growth in cloud transactions has accompanied the sale of a growing number of products that include virtual assistants and other connected solutions, from our automobile, handset and consumer electronics OEMs.

Dragon NaturallySpeaking delivered growth from the US launch of version 13 during Q4 14, with additional languages and editions scheduled for launch in Q1 15. Although the Q4 14 launch drove year-over-year revenue and bookings growth, sales of consumer software remain slow resulting in lower growth than we achieved upon prior launches.

Enterprise Solutions. In Q4 14, Enterprise continued to deliver solid bookings growth, driven by a fourth consecutive quarter of strong bookings for our Enterprise on-demand solutions as well as strong bookings for our Nina solutions. In FY 14, Enterprise bookings growth was led by on‑demand solutions. Our strong on-demand bookings are in line with broader trends within the customer service market, which is increasingly shifting from on-premise to cloud-based solutions. Strong Nina bookings and recent deployments reflect the growing importance of Web and smartphone applications as a channel for customer self-service. Nina bookings have included the addition of Web and smartphone solutions to existing Enterprise on-demand customers, as well as the expansion to new customers. Recently, Domino’s Pizza launched a nationwide advertising campaign featuring their new mobile virtual assistant “Dom,” which is powered by Nina mobile. Also, Australian airline Jetstar recently launched the “Ask Jess” conversational virtual agent on the Australian version of their Web site, powered by Nina Web. Enterprise on-demand and Nina revenue has increased this year primarily due to contribution from our outbound offerings, increased volumes within existing customers and new bookings. FY 14 bookings are expected to lead to additional on-demand and Nina revenue growth in FY 15, as we complete development and deployment cycles for these complex solutions. In FY 15, more than twenty on-demand and Nina projects signed in FY 14 are expected to deploy and begin generating on-demand revenue. Key customers in Q4 14 included American Airlines, Australia Department of Human Services, Banco Santander, Bank of America, Barclays, Citigroup, Delta Airlines, Delta Dental, Health Care Service Corporation, Jubilant FoodWorks (Domino’s India), Public Service Enterprise Group, Talk Talk, Telstra, UnitedHealth Group, Wellpoint, and Wells Fargo Bank.

Imaging Solutions. Following a strong bookings performance in Q3 14, Imaging delivered both record bookings and strong revenue growth in Q4 14. Bookings strength was driven by our core imaging products, with record performance from our embedded OEM solution suite. Revenue and bookings were also driven by significant growth in global deals and increased demand for enterprise solutions that combine print and capture technologies. Key customers in the quarter included ABN Amro, Ashurst, Balabit, Barclays, Brother, Citigroup, CSC, Ernst & Young, HP, Laing Rourke, Neat, NOV, UPS and Visma.

Discussion of Non-GAAP Cost of Revenue and Gross Margins
In Q4 14, gross margin was 64.0%, up significantly compared to Q3 14 gross margin of 61.0%. The increase in gross margin was driven by a seasonal mix shift toward product and license revenue, as well as the factors discussed below affecting each revenue type.

Gross margin for product and licensing was 88.2% in Q4 14 compared to 87.6% a year ago, due to a mix shift within the product and licensing category toward products that carry a higher gross margin.

Professional services and hosting gross margin was 36.8% in Q4 14 compared to 33.9% a year ago, primarily due to improved utilization rates for professional services related to our Enterprise, Mobile & Consumer and Healthcare solutions.

Discussion of Non-GAAP Operating Expenses and Operating Margins
In Q4 14, operating margin was 25.9%, compared to 25.3% in Q4 13. The improvement was due to higher gross margin, as well as improvements within sales, marketing, and general and administrative expenses reflecting the impact of our strategic focus on productivity and expense control, offset by increased investment in R&D.

In the second half of FY 14, we further intensified our commitment to cost efficiencies that drive greater profitability for the business. We applied greater cost discipline across the organization and directed investments from several mature businesses toward our highest growth opportunities, resulting in improvement in our Q4 14 gross margin and operating margin. As a result, the growth rate of our R&D expenses slowed and our Q4 14 operating expenses were lower than expected. Lower-than-forecast operating expenses, in combination with our revenue outperformance, enabled us to deliver improved Q4 14 EPS. We expect to continue to benefit from these cost efficiencies in FY 15.

Discussion of Segment Profit Trends
Total segment profit increased from $159.3 million and 32% of revenue in Q4 13 to $170.5 million and 33% in Q4 14. Healthcare segment profit and margin improved due to revenue growth, improved efficiency in our services cost of goods and improved efficiency of sales and marketing, offset in part by increased investment in R&D. Mobile & Consumer segment profit and margin decreased, due to lower revenue, lower gross margin and increased investment in R&D. Enterprise and Imaging segment profit and margin increased, driven in both cases by revenue growth and improved gross margin.

Table: Non-GAAP Profit by Segment

	Q1 2013	Q2 2013	Q3 2013	Q4 2013	FY 2013	Q1 2014	Q2 2014	Q3 2014	Q4 2014	FY 2014
Healthcare	$89.1	$89.6	$94.8	$78.7	$352.2	$78.5	$91.5	$84.9	$85.2	$340.1
Segment Profit as % of Segment Revenue	41%	39%	40%	35%	39%	35%	39%	35%	36%	36%
Mobile & Consumer	$39.8	$36.7	$32.2	$34.3	$143.0	$13.4	$17.8	$20.5	$28.6	$80.3
Segment Profit as % of Segment Revenue	30%	32%	29%	29%	30%	12%	16%	19%	24%	18%
Enterprise	$21.7	$13.4	$20.0	$23.8	$78.9	$21.1	$17.1	$17.5	$27.9	$83.6
Segment Profit as % of Segment Revenue	26%	18%	25%	28%	24%	24%	20%	21%	29%	23%
Imaging	$23.1	$27.6	$25.0	$22.5	$98.2	$22.7	$20.7	$16.9	$28.8	$89.1
Segment Profit as % of Segment Revenue	39%	43%	40%	39%	40%	39%	37%	32%	41%	38%
Total segment profit	$173.7	$167.3	$172.0	$159.3	$672.3	$135.7	$147.1	$139.8	$170.5	$593.1
Total segment profit as % of total segment revenue	35%	35%	35%	32%	34%	28%	30%	29%	33%	30%

Balance Sheet and Cash Flow Highlights
Cash and Cash Flow Activities
Nuance reported Q4 14 cash flow from operations of $95.9 million, up from $93.5 million in Q4 13. In FY 14, cash flow from operations was $358.1 million or 99.4% of non-GAAP net income, exceeding our target of 95% and reflecting the increasing benefit of recurring revenue models. Included in the Q4 14 cash flow from operations were cash expenditures for acquisition, integration and restructuring related activities of approximately $10.4 million.  In Q4 14, capital expenditures totaled $18.9 million, and depreciation was $13.3 million. As of September 30, 2014, our balance of cash, cash equivalents and marketable securities was $588.2 million.

Capital Structure Update
We did not repurchase any shares in Q4 14. In September 2014, we completed the call for redemption of $250 million aggregate principal amount of our 2.75% senior convertible debentures due 2027.

Days Sales Outstanding (DSO)
In Q4 14, DSO was 76 days, compared to 71 days in Q4 13.

	Q1 13	Q2 13	Q3 13	Q4 13	Q1 14	Q2 14	Q3 14	Q4 14
DSO	74	71	71	71	74	72	74	76

Deferred Revenue
Total deferred revenue increased from $414.6 million at the end of Q4 13 to $548.1 million at the end of Q4 14, and current deferred revenue increased from $253.8 million to $298.2 million over the same period. The increase in deferred revenue was primarily driven by mobile on-demand service offerings where a portion of the fees are collected in advance while revenue recognition extends over the service period. The remainder of the increase was primarily attributable to continued growth in Imaging and Healthcare maintenance and support arrangements, and the increasing prevalence of ratable term-based licenses in Healthcare.

Discussion of Q1 and Fiscal 2015 Guidance and Outlook
In FY 15, we expect a continuation of the market trends we experienced in FY 14. We expect net new bookings growth to be in the range of 6% to 8% in FY 15. Net new bookings will be led primarily by our Healthcare on-demand, Automotive, Enterprise, Dragon Medical and Diagnostics product lines.

Recurring revenues were 64% of total revenues in FY 14. We anticipate that recurring revenues will grow as a proportion of revenue again in FY 15. Revenue growth for FY 15 will be assisted by FY 14 bookings in Enterprise on-demand, Mobile handsets, Mobile automotive, Healthcare Clintegrity and Imaging MFP. We also expect contributions to revenue growth in the year from our Diagnostics and Dragon Medical product lines.

More of our revenues in FY 15 will be derived from on-demand and connected services, as well as engineering and professional services, which will continue to negatively impact our gross margins. We expect to offset that decline in FY 15 as we achieve greater scale and efficiency in our connected services infrastructure and operations, and more broadly achieve efficiency in our other products and services. Overall, in FY 15 we expect our blended gross margins to be between 61 and 62 percent.

As noted previously, during FY 14 we further intensified our focus on cost efficiencies to drive greater profitability for the business. We applied greater cost discipline across the organization and directed investments from several mature businesses toward our highest growth opportunities. These efforts delivered meaningful results in the second half of FY 14, leading to efficiency improvements in our professional services and hosting operations, more focused R&D investment and slowing growth of our operating expenses. In FY 15, we expect to receive continuing benefits from these efforts. Overall we expect FY 15 operating margins between 23 and 24 percent.

In FY 14, cash flow from operations as a percentage of non-GAAP net income was 99%, above our target of 95%. Interest payment timing will continue to impact the quarterly variability of this ratio, as interest expense is accrued each quarter but cash interest payments are made primarily in second and fourth quarters of each year. For FY 15, we expect cash flow from operations as a percentage of non-GAAP net income to be approximately 100%, owing mainly to benefits from timing of cash receipts in royalty, subscription and on-demand contracting models.

Net cash interest expenses will be approximately $90 million for the year. We anticipate a net cash tax rate in the mid-single digits.

As of September 30, 2014, we have spent $210.8 million out of our authorized $500 repurchase plan, repurchasing 11.441 million shares. We expect to continue to execute our repurchase plan in FY 15.

Taking these factors into account, we expect FY 15 non-GAAP revenues between $2,020 million and $2,080 million, and FY 15 GAAP revenues between $1,971.5 million and $2,031.5 million. We expect Q1 15 non-GAAP revenues of $480 million to $490 million, and Q1 15 GAAP revenues of $465 million to $475 million.

We expect to see quarterly seasonality of revenues, and expect revenue to be weighted somewhat toward the back half of the year given timing of implementation of certain projects booked in FY 14. We expect that operating profit and EPS will rise over the course of the year as revenue grows and efficiencies are realized, and remind our shareholders that our fiscal first quarter does include significant expense around our demand generation activities related to the holiday season.

Considering these factors and the revenue projections above, we expect FY 15 non GAAP EPS between $1.10 and $1.20 and GAAP EPS between $(0.40) and $(0.30). We expect Q1 15 non GAAP EPS of $0.21 to $0.23, and Q1 15 GAAP EPS of $(0.20) to $(0.18).

This ends the prepared conference call remarks.

Definitions
Certain supplemental data provided in the prepared call remarks above are based upon internal Nuance definitions that are important for the reader to understand.

Annualized line run-rate in Nuance’s healthcare on-demand business. We determine this run-rate using billed equivalent line counts in a given quarter, multiplied by four.

Bookings. Bookings represent the estimated gross revenue value of transactions at the time of contract execution, except for maintenance and support offerings. For fixed price contracts, the bookings value represents the gross total contract value.  For contracts where revenue is based on transaction volume, the bookings value represents the contract price multiplied by the estimated future transaction volume during the contract term, whether or not such transaction volumes are guaranteed under a minimum commitment clause. Actual results could be different than our initial estimates. The maintenance and support bookings value represents the amounts billed in the period the customer is invoiced. Because of the inherent estimates required to determine bookings and the fact that the actual resultant revenue may differ from our initial bookings estimates, we consider bookings one indicator of potential future revenue and not as an arithmetic measure of backlog.

Net new bookings. Net new bookings represents the estimated revenue value at the time of contract execution from new contractual arrangements or the estimated revenue value incremental to the portion of value that will be renewed under pre-existing arrangements.

Estimated 3-year value of total on-demand contracts. We determine this value as of the end of the period reported, by using our best estimate of three years of anticipated future revenue streams under signed on-demand contracts then in place, whether or not they are guaranteed through a minimum commitment clause. Our best estimate is based on estimates used in evaluating the contracts and determining sales compensation, adjusted for changes in estimated launch dates, actual volumes achieved and other factors deemed relevant. For contracts with an expiration date beyond 3 years, we include only the value expected within 3 years. For other contracts, we assume renewal consistent with historic renewal rates unless there is a known cancellation. Investors should be aware that most of these contracts are priced by volume of usage and typically have no or low minimum commitments. Actual revenue could vary from our estimates due to factors such as cancellations, non-renewals or volume fluctuations.

Segment profit. Segment profit reflects the direct controllable costs of each segment together with an allocation of sales and corporate marketing expenses, and certain research and development project costs that benefit multiple product offerings. Segment profit represents income from operations excluding stock-based compensation, amortization of intangible assets, acquisition-related costs, net, restructuring and other charges, net, costs associated with intellectual property collaboration agreements, other income (expense), net and certain unallocated corporate expenses.

Safe Harbor and Forward-Looking Statements
Statements in this document regarding our future performance, the drivers of our future performance, estimated first quarter and FY 15 financial performance, operating profit and EPS rising over the course of FY 15, estimated new bookings growth, investments in research and development, operating expenses, quarterly seasonality of revenues, expected cost efficiencies, market trends in each of our businesses, revenue from our Dragon Medical product line, diagnostic and radiology solutions and clinical language understanding and analytics offerings, global interest in our mobile and consumer technologies, the proportion of revenue from mobile solutions, demand for mobile cloud-based services, our relationship with mobile and consumer electronics customers, growth in our voicemail-to-text business, improved license revenue in our enterprise business, growth in our imaging business, and any other statements regarding our management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” or “estimates” or similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: fluctuations in demand for our existing and future products; economic conditions in the United States and internationally; our ability to control and successfully manage our expenses and cash position; the effects of competition, including pricing pressure; possible defects in our products and technologies; our ability to successfully integrate operations and employees of acquired businesses; the ability to realize anticipated synergies from acquired businesses; and the other factors described in our annual report on Form 10-K for the fiscal year ended September 30, 2013 and our quarterly reports filed with the Securities and Exchange Commission. We disclaim any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.

The information included in this press release should not be viewed as a substitute for full GAAP financial statements.

Discussion of Non-GAAP Financial Measures
We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of the business, for making operating decisions and for forecasting and planning for future periods. Our annual financial plan is prepared both on a GAAP and non-GAAP basis, and the non-GAAP annual financial plan is approved by our board of directors. Continuous budgeting and forecasting for revenue and expenses are conducted on a consistent non-GAAP basis (in addition to GAAP) and actual results on a non-GAAP basis are assessed against the non-GAAP annual financial plan. The board of directors and management utilize these non-GAAP measures and results (in addition to the GAAP results) to determine our allocation of resources. In addition and as a consequence of the importance of these measures in managing the business, we use non-GAAP measures and results in the evaluation process to establish management’s compensation. For example, our annual bonus program payments are based upon the achievement of consolidated non-GAAP revenue and consolidated non-GAAP earnings per share financial targets. We consider the use of non-GAAP revenue helpful in understanding the performance of our business, as it excludes the purchase accounting impact on acquired deferred revenue and other acquisition-related adjustments to revenue. We also consider the use of non-GAAP earnings per share helpful in assessing the organic performance of the continuing operations of our business. By organic performance we mean performance as if we had owned an acquired business in the same period a year ago. By continuing operations we mean the ongoing results of the business excluding certain unplanned costs. While our management uses these non-GAAP financial measures as a tool to enhance their understanding of certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP revenue and earnings per share. Consistent with this approach, we believe that disclosing non-GAAP revenue and non-GAAP earnings per share to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP revenue and earnings per share, allows for greater transparency in the review of our financial and operational performance. In assessing the overall health of the business during the three and twelve months ended September 30, 2014 and 2013, and, in particular, in evaluating our revenue and earnings per share, our management has either included or excluded items in six general categories, each of which is described below.

Acquisition-Related Revenue and Cost of Revenue.
We provide supplementary non-GAAP financial measures of revenue, which include revenue related to acquisitions, primarily from Equitrac, Quantim and Notable Solutions for the three and twelve months ended September 30, 2014, that would otherwise have been recognized but for the purchase accounting treatment of these transactions. Non-GAAP revenue also includes revenue that we would have otherwise recognized had we not acquired intellectual property and other assets from the same customer. Because GAAP accounting requires the elimination of this revenue, GAAP results alone do not fully capture all of our economic activities. These non-GAAP adjustments are intended to reflect the full amount of such revenue. We include non-GAAP revenue and cost of revenue to allow for more complete comparisons to the financial results of historical operations, forward-

looking guidance and the financial results of peer companies. We believe these adjustments are useful to management and investors as a measure of the ongoing performance of the business because, although we cannot be certain that customers will renew their contracts, we have historically experienced high renewal rates on maintenance and support agreements and other customer contracts. Additionally, although acquisition-related revenue adjustments are non-recurring with respect to past acquisitions, we generally will incur these adjustments in connection with any future acquisitions.

Acquisition-Related Costs, Net.
In recent years, we have completed a number of acquisitions, which result in operating expenses which would not otherwise have been incurred. We provide supplementary non-GAAP financial measures, which exclude certain transition, integration and other acquisition-related expense items resulting from acquisitions, to allow more accurate comparisons of the financial results to historical operations, forward-looking guidance and the financial results of less acquisitive peer companies. We consider these types of costs and adjustments, to a great extent, to be unpredictable and dependent on a significant number of factors that are outside of our control. Furthermore, we do not consider these acquisition-related costs and adjustments to be related to the organic continuing operations of the acquired businesses and are generally not relevant to assessing or estimating the long-term performance of the acquired assets. In addition, the size, complexity and/or volume of past acquisitions, which often drives the magnitude of acquisition-related costs, may not be indicative of the size, complexity and/or volume of future acquisitions. By excluding acquisition-related costs and adjustments from our non-GAAP measures, management is better able to evaluate our ability to utilize our existing assets and estimate the long-term value that acquired assets will generate for us. We believe that providing a supplemental non-GAAP measure which excludes these items allows management and investors to consider the ongoing operations of the business both with, and without, such expenses.

These acquisition-related costs are included in the following categories: (i) transition and integration costs; (ii) professional service fees; and (iii) acquisition-related adjustments. Although these expenses are not recurring with respect to past acquisitions, we generally will incur these expenses in connection with any future acquisitions. These categories are further discussed as follows:

(i) Transition and integration costs. Transition and integration costs include retention payments, transitional employee costs, earn-out payments treated as compensation expense, as well as the costs of integration-related services, including services provided by third parties.

(ii) Professional service fees. Professional service fees include third party costs related to the acquisition, and legal and other professional service fees associated with disputes and regulatory matters related to acquired entities.

(iii) Acquisition-related adjustments. Acquisition-related adjustments include adjustments to acquisition-related items that are required to be marked to fair value each reporting period, such as contingent consideration, and other items related to acquisitions for which the measurement period has ended, such as gains or losses on settlements of pre-acquisition contingencies.

Amortization of Acquired Intangible Assets.
We exclude the amortization of acquired intangible assets from non-GAAP expense and income measures. These amounts are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions. Providing a supplemental measure which excludes these charges allows management and investors to evaluate results “as-if” the acquired intangible assets had been developed internally rather than acquired and, therefore, provides a supplemental measure of performance in which our acquired intellectual property is treated in a comparable manner to our internally developed intellectual property. Although we exclude amortization of acquired intangible assets from our non-GAAP expenses, we believe that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Future acquisitions may result in the amortization of additional intangible assets.

Costs Associated with IP Collaboration Agreement.
In order to gain access to a third party's extensive speech recognition technology and natural language and semantic processing technology, we have entered into IP collaboration agreements, with terms ranging between five and six years. Depending on the agreement, some or all intellectual property derived from these collaborations will be jointly owned by the two parties. For the majority of the developed intellectual property, we will have sole rights to commercialize such intellectual property for periods ranging between two to six years, depending on the agreement. For non-GAAP purposes, we consider these long-term contracts and the resulting acquisitions of intellectual property from this third-party over the agreements’ terms to be an investing activity, outside of our normal, organic, continuing operating activities, and are therefore presenting this supplemental information to show the results excluding these expenses. We do not exclude from our non-GAAP results the corresponding revenue, if any, generated from these collaboration efforts. Although our bonus program and other performance-based incentives for executives are based on the non-GAAP results that exclude these costs, certain engineering senior management are responsible for execution and results of the collaboration agreement and have incentives based on those results.

Non-Cash Expenses.
We provide non-GAAP information relative to the following non-cash expenses: (i) stock-based compensation; (ii) certain accrued interest; and (iii) certain accrued income taxes. These items are further discussed as follows:

(i) Stock-based compensation. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, we believe that the exclusion of stock-based compensation allows for more accurate comparisons of operating results to peer companies, as well as to times in our history when stock-based compensation was more or less significant as a portion of overall compensation than in the current period. We evaluate performance both with and without these measures because compensation expense related to stock-based compensation is typically non-cash and the options and restricted awards granted are influenced by the Company’s stock price and other factors such as volatility that are beyond our control. The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size and nature of awards granted. As such, we do not include such charges in operating plans. Stock-based compensation will continue in future periods.

(ii) and (iii) Certain accrued interest and income taxes. We also exclude certain accrued interest and certain accrued income taxes because we believe that excluding these non-cash expenses provides senior management, as well as other users of the financial statements, with a valuable perspective on the cash-based performance and health of the business, including the current near-term projected liquidity. These non-cash expenses will continue in future periods.

Other Expenses.
We exclude certain other expenses that are the result of unplanned or non-ordinary course events to measure operating performance and current and future liquidity both with and without these expenses; and therefore, by providing this information, we believe management and the users of the financial statements are better able to understand the financial results of what we consider to be our organic, continuing operations. Included in these expenses are items such as restructuring charges, asset impairments, professional services fees and other charges (credits), net. These events are unplanned and arose outside of the ordinary course of continuing operations. These items also include adjustments from changes in fair value of share-based instruments relating to the issuance of our common stock with security price guarantees payable in cash. Other items such as gains or losses on non-controlling strategic equity interests, are also excluded.

We believe that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the financial results in the way management views the operating results. We further believe that providing this information allows investors to not only better understand our financial performance, but more importantly, to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance.

Financial Tables Follow

Nuance Communications, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
Unaudited

	Three months ended September 30,		Twelve months ended September 30,
	2014	2013	2014	2013

Revenues:
Product and licensing	$189,508	$192,302	$710,988	$753,665
Professional services and hosting	233,557	208,436	910,916	832,428
Maintenance and support	79,249	71,505	301,547	269,186
Total revenues	502,314	472,243	1,923,451	1,855,279

Cost of revenues:
Product and licensing	22,952	24,285	97,550	99,381
Professional services and hosting	157,644	146,750	633,248	550,881
Maintenance and support	14,020	12,224	52,553	52,705
Amortization of intangible assets	15,447	15,476	60,989	63,583
Total cost of revenues	210,063	198,735	844,340	766,550

Gross profit	292,251	273,508	1,079,111	1,088,729

Operating expenses:
Research and development	86,355	77,673	338,543	289,209
Sales and marketing	107,575	105,812	424,544	419,691
General and administrative	52,773	51,126	184,663	180,019
Amortization of intangible assets	27,733	26,528	109,063	105,258
Acquisition-related cost, net	5,508	6,962	24,218	29,685
Restructuring and other charges, net	2,265	1,716	19,443	16,385
Total operating expenses	282,209	269,817	1,100,474	1,040,247

Income (loss) from operations	10,042	3,691	(21,363)	48,482
Other expense, net	(32,506)	(36,556)	(133,657)	(145,162)
Loss before income taxes	(22,464)	(32,865)	(155,020)	(96,680)
(Benefit) provision for income taxes	(21,008)	(545)	(4,677)	18,558
Net loss	$(1,456)	$(32,320)	$(150,343)	$(115,238)

Net loss per share:
Basic	$(0.00)	$(0.10)	$(0.47)	$(0.37)
Diluted	$(0.00)	$(0.10)	$(0.47)	$(0.37)

Weighted average common shares outstanding:
Basic	318,725	310,944	316,936	313,587
Diluted	318,725	310,944	316,936	313,587

Nuance Communications, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
Unaudited

	September 30, 2014	September 30, 2013

ASSETS
Current assets:
Cash and cash equivalents	$547,230	$808,118
Marketable securities	40,974	38,728
Accounts receivable, net	428,266	382,741
Prepaid expenses and other current assets	148,030	179,940
Total current assets	1,164,500	1,409,527

Land, building and equipment, net	191,411	160,973
Goodwill	3,410,893	3,293,198
Intangible assets, net	915,483	953,278
Other assets	137,997	141,627
Total assets	$5,820,284	$5,958,603

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$4,834	$246,040
Accounts payable and accrued expenses	303,039	305,241
Contingent and deferred acquisition payments	35,911	200
Deferred revenue	298,225	253,753
Total current liabilities	642,009	805,234

Long-term debt	2,127,392	2,108,091
Deferred revenue, net of current portion	249,879	160,823
Other liabilities	219,012	246,441
Total liabilities	3,238,292	3,320,589

Stockholders' equity	2,581,992	2,638,014
Total liabilities and stockholders' equity	$5,820,284	$5,958,603

Nuance Communications, Inc.
Consolidated Statements of Cash Flows
(in thousands)
Unaudited

	Three months ended September 30,		Twelve months ended September 30,
	2014	2013	2014	2013

Cash flows from operating activities:
Net loss	$(1,456)	$(32,320)	$(150,343)	$(115,238)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	56,496	53,550	221,776	208,659
Stock-based compensation	45,423	45,217	192,964	159,325
Non-cash interest expense	8,532	11,096	36,719	40,019
Deferred tax benefit	(24,523)	(1,293)	(22,172)	(2,472)
Loss on non-controlling strategic equity interest	—	—	—	790
Other	(3,432)	4,103	(7,726)	(6,537)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(34,796)	(1,548)	(39,502)	25,165
Prepaid expenses and other assets	9,057	23,237	(396)	10,988
Accounts payable	(3,614)	(7,028)	(28,617)	(26,843)
Accrued expenses and other liabilities	9,983	(12,576)	13,617	16,506
Deferred revenue	34,264	11,057	141,827	84,648
Net cash provided by operating activities	95,934	93,495	358,147	395,010
Cash flows from investing activities:
Capital expenditures	(18,928)	(13,911)	(60,287)	(55,588)
Payments for business and technology acquisitions, net of cash acquired	(116,817)	(32,882)	(253,000)	(607,653)
Purchases of marketable securities and other investments	(43,026)	(38,987)	(62,639)	(39,435)
Proceeds from sales and maturities of marketable securities and other investments	32,124	8,768	64,975	8,768
Net cash used in investing activities	(146,647)	(77,012)	(310,951)	(693,908)
Cash flows from financing activities:
Payments of debt	(251,183)	(278,281)	(255,038)	(425,634)
Proceeds from long-term debt, net of issuance costs	—	273,407	—	625,155
Payments for repurchases of common stock	—	(81,352)	(26,483)	(184,388)
Payments for settlement of share-based derivatives	—	—	(5,286)	(3,801)
Payments of other long-term liabilities	(674)	(59)	(2,890)	(1,688)
Proceeds from issuance of common stock from employee stock plans	9,127	11,485	22,652	30,216
Cash used to net share settle employee equity awards	(4,803)	(6,928)	(40,121)	(60,517)
Net cash used in financing activities	(247,533)	(81,728)	(307,166)	(20,657)
Effects of exchange rate changes on cash and cash equivalents	(1,460)	312	(918)	(2,088)
Net decrease in cash and cash equivalents	(299,706)	(64,933)	(260,888)	(321,643)
Cash and cash equivalents at beginning of period	846,936	873,051	808,118	1,129,761
Cash and cash equivalents at end of period	$547,230	$808,118	$547,230	$808,118

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations
(in thousands, except per share amounts)
Unaudited

	Three months ended		Twelve months ended
	September 30,		September 30,
	2014	2013	2014	2013

GAAP revenue	$502,314	$472,243	$1,923,451	$1,855,279
Acquisition-related revenue adjustments: product and licensing	12,914	10,728	37,298	70,112
Acquisition-related revenue adjustments: professional services and hosting	4,346	6,270	23,117	27,139
Acquisition-related revenue adjustments: maintenance and support	679	1,148	3,219	5,100
Non-GAAP revenue	$520,253	$490,389	$1,987,085	$1,957,630

GAAP cost of revenue	$210,063	$198,735	$844,340	$766,550
Cost of revenue from amortization of intangible assets	(15,447)	(15,476)	(60,989)	(63,583)
Cost of revenue adjustments: product and licensing (1,2)	939	956	2,171	6,117
Cost of revenue adjustments: professional services and hosting (1,2)	(7,402)	(4,925)	(30,804)	(16,139)
Cost of revenue adjustments: maintenance and support (1,2)	(946)	(446)	(3,426)	(3,537)
Non-GAAP cost of revenue	$187,207	$178,844	$751,292	$689,408

GAAP gross profit	$292,251	$273,508	$1,079,111	$1,088,729
Gross profit adjustments	40,795	38,037	156,682	179,493
Non-GAAP gross profit	$333,046	$311,545	$1,235,793	$1,268,222

GAAP income (loss) from operations	$10,042	$3,691	$(21,363)	$48,482
Gross profit adjustments	40,795	38,037	156,682	179,493
Research and development (1)	10,436	9,548	44,139	32,085
Sales and marketing (1)	14,338	15,817	53,448	57,958
General and administrative (1)	12,462	13,532	59,164	47,052
Amortization of intangible assets	27,733	26,528	109,063	105,258
Costs associated with IP collaboration agreements	4,937	4,937	19,748	20,582
Acquisition-related costs, net	5,508	6,962	24,218	29,685
Restructuring and other charges, net	2,265	1,716	19,443	16,385
Other	6,124	3,543	7,185	9,732
Non-GAAP income from operations	$134,640	$124,311	$471,727	$546,712

GAAP (benefit) provision from income taxes	$(21,008)	$(545)	$(4,677)	$18,558
Non-cash taxes	24,853	5,065	22,172	2,450
Non-GAAP provision for income taxes	$3,845	$4,520	$17,495	$21,008

GAAP net loss	$(1,456)	$(32,320)	$(150,343)	$(115,238)
Acquisition-related adjustment - revenue (2)	17,939	18,146	63,634	102,351
Acquisition-related adjustment - cost of revenue (2)	(778)	(1,905)	(4,154)	(8,671)
Acquisition-related costs, net	5,508	6,962	24,218	29,685
Cost of revenue from amortization of intangible assets	15,447	15,476	60,989	63,583
Amortization of intangible assets	27,733	26,528	109,063	105,258
Non-cash stock-based compensation (1)	45,423	45,217	192,964	159,325
Non-cash interest expense	8,532	11,096	36,719	40,019
Non-cash income taxes	(24,853)	(5,065)	(22,172)	(2,450)
Costs associated with IP collaboration agreements	4,937	4,937	19,748	20,582
Change in fair value of share-based instruments	787	862	4,358	6,615
Loss on non-controlling strategic equity interest	—	—	—	790
Restructuring and other charges, net	2,265	1,716	19,443	16,385
Other	6,124	3,543	5,670	9,732
Non-GAAP net income	$107,608	$95,193	$360,137	$427,966

Non-GAAP diluted net income per share	$0.33	$0.30	$1.12	$1.33

Diluted weighted average common shares outstanding	327,062	317,574	322,816	322,952

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in thousands)
Unaudited

	Three months ended September 30,		Twelve months ended September 30,
	2014	2013	2014	2013

(1) Non-Cash Stock-Based Compensation
Cost of product and licensing	$(476)	$271	$724	$769
Cost of professional services and hosting	7,717	5,603	32,063	17,924
Cost of maintenance and support	946	446	3,426	3,537
Research and development	10,436	9,548	44,139	32,085
Sales and marketing	14,338	15,817	53,448	57,958
General and administrative	12,462	13,532	59,164	47,052
Total	$45,423	$45,217	$192,964	$159,325

(2) Acquisition-Related Revenue and Cost of Revenue
Revenue	$17,939	$18,146	$63,634	$102,351
Cost of product and licensing	(463)	(1,227)	(2,895)	(6,886)
Cost of professional services and hosting	(315)	(678)	(1,259)	(1,785)
Total	$17,161	$16,241	$59,480	$93,680

Nuance Communications, Inc.
Supplemental Financial Information – GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

Total Revenue	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2013	2013	2013	2013	2013	2014	2014	2014	2014	2014
GAAP Revenue	$462.3	$451.0	$469.8	$472.2	$1,855.3	$470.0	$475.7	$475.5	$502.3	$1,923.5
Adjustment	$30.1	$33.0	$21.0	$18.2	$102.4	$20.1	$14.3	$11.3	$17.9	$63.6
Non-GAAP Revenue	$492.4	$484.0	$490.8	$490.4	$1,957.7	$490.1	$490.0	$486.8	$520.3	$1,987.1

Healthcare	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2013	2013	2013	2013	2013	2014	2014	2014	2014	2014
GAAP Revenue	$204.7	$219.1	$230.0	$220.0	$873.8	$221.6	$232.5	$236.2	$235.1	$925.4
Adjustment	$12.7	$10.2	$8.1	$6.7	$37.8	$5.7	$4.5	$3.9	$3.2	$17.3
Non-GAAP Revenue	$217.4	$229.3	$238.1	$226.7	$911.6	$227.3	$237.0	$240.1	$238.3	$942.7

Mobile & Consumer	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2013	2013	2013	2013	2013	2014	2014	2014	2014	2014
GAAP Revenue	$128.8	$113.0	$108.7	$117.2	$467.7	$112.5	$107.0	$107.0	$114.8	$441.3
Adjustment	$2.9	$3.2	$2.3	$3.1	$11.5	$2.8	$2.8	$2.1	$2.0	$9.7
Non-GAAP Revenue	$131.7	$116.2	$111.0	$120.3	$479.2	$115.3	$109.8	$109.2	$116.9	$451.0

Enterprise	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2013	2013	2013	2013	2013	2014	2014	2014	2014	2014
GAAP Revenue	$83.7	$72.9	$78.1	$85.5	$320.2	$86.6	$85.3	$83.5	$94.4	$349.8
Adjustment	$0.0	$1.6	$0.8	$0.9	$3.3	$2.6	$1.9	$1.6	$1.2	$7.3
Non-GAAP Revenue	$83.7	$74.5	$78.9	$86.4	$323.5	$89.2	$87.2	$85.1	$95.6	$357.1

Imaging	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2013	2013	2013	2013	2013	2014	2014	2014	2014	2014
GAAP Revenue	$45.1	$46.0	$53.0	$49.5	$193.6	$49.3	$50.9	$48.8	$58.0	$207.0
Adjustment	$14.5	$18.0	$9.8	$7.5	$49.8	$9.0	$5.1	$3.7	$11.5	$29.3
Non-GAAP Revenue	$59.6	$64.0	$62.8	$57.0	$243.4	$58.3	$56.0	$52.4	$69.5	$236.3

Schedules may not add due to rounding.

Nuance Communications, Inc.
Supplemental Financial Information – GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

Perpetual Product and Licensing Revenue	FY	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2012	2013	2013	2013	2013	2013	2014	2014	2014	2014	2014
GAAP Revenue	$584.1	$161.2	$133.0	$148.3	$135.6	$578.1	$123.3	$121.1	$116.7	$135.5	$496.6
Adjustment	$73.9	$13.2	$17.4	$8.6	$6.7	$45.7	$7.8	$4.3	$2.9	$6.7	$21.7
Non-GAAP Revenue	$658.0	$174.4	$150.3	$156.9	$142.3	$623.8	$131.1	$125.4	$119.6	$142.2	$518.3

Recurring Product and Licensing Revenue	FY	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2012	2013	2013	2013	2013	2013	2014	2014	2014	2014	2014
GAAP Revenue	$156.6	$35.5	$40.1	$43.3	$56.7	$175.6	$55.2	$53.7	$51.5	$54.0	$214.4
Adjustment	$0.0	$8.4	$6.5	$5.3	$4.2	$24.4	$3.7	$3.0	$2.7	$6.2	$15.6
Non-GAAP Revenue	$156.6	$43.9	$46.6	$48.6	$60.9	$200.0	$58.9	$56.7	$54.2	$60.2	$230.0

Professional Services Revenue	FY	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2012	2013	2013	2013	2013	2013	2014	2014	2014	2014	2014
GAAP Revenue	$183.1	$51.0	$51.0	$53.2	$52.9	$208.1	$50.8	$55.4	$56.3	$58.3	$220.7
Adjustment	$0.7	$5.0	$5.8	$4.2	$2.8	$17.9	$3.4	$2.3	$1.5	$0.3	$7.5
Non-GAAP Revenue	$183.8	$56.0	$56.8	$57.4	$55.7	$226.0	$54.2	$57.7	$57.8	$58.6	$228.2

Hosting Revenue	FY	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2012	2013	2013	2013	2013	2013	2014	2014	2014	2014	2014
GAAP Revenue	$490.9	$149.3	$162.3	$157.2	$155.5	$624.3	$167.3	$172.2	$175.4	$175.3	$690.2
Adjustment	$5.3	$2.0	$2.0	$1.8	$3.4	$9.3	$4.3	$3.9	$3.4	$4.0	$15.6
Non-GAAP Revenue	$496.2	$151.3	$164.3	$159.0	$158.9	$633.6	$171.6	$176.1	$178.8	$179.3	$705.8

Maintenance and Support Revenue	FY	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2012	2013	2013	2013	2013	2013	2014	2014	2014	2014	2014
GAAP Revenue	$236.8	$65.3	$64.6	$67.8	$71.5	$269.2	$73.4	$73.3	$75.6	$79.2	$301.6
Adjustment	$6.7	$1.5	$1.3	$1.1	$1.1	$5.1	$0.9	$0.8	$0.8	$0.7	$3.2
Non-GAAP Revenue	$243.5	$66.8	$66.0	$68.9	$72.6	$274.3	$74.3	$74.1	$76.4	$80.0	$304.8

Total Recurring Revenue	FY	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2012	2013	2013	2013	2013	2013	2014	2014	2014	2014	2014
GAAP Revenue	$896.7	$254.5	$271.5	$272.7	$288.7	$1,087.4	$300.5	$305.7	$307.3	$314.8	$1,228.4
Adjustment	$12.2	$12.3	$10.3	$8.5	$9.1	$40.2	$9.2	$8.0	$7.0	$10.9	$34.9
Non-GAAP Revenue	$908.8	$266.7	$281.8	$281.2	$297.8	$1,127.6	$309.6	$313.7	$314.3	$325.7	$1,263.3

Schedules may not add due to rounding.

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2013	2013	2013	2013	2013	2014	2014	2014	2014	2014

Total segment revenues	$492.4	$484.0	$490.8	$490.4	$1,957.7	$490.1	$490.0	$486.8	$520.3	$1,987.1
Acquisition related revenues	(30.1)	(33.0)	(21.0)	(18.2)	(102.4)	(20.1)	(14.3)	(11.3)	(17.9)	(63.6)
Total consolidated revenues	$462.3	$451.0	$469.8	$472.2	$1,855.3	$470.0	$475.7	$475.5	$502.3	$1,923.5

Total segment profit	$173.7	$167.3	$172.0	$159.4	$672.3	$135.7	$147.1	$139.8	$170.5	$593.1
Corporate expenses and other, net	(30.1)	(26.3)	(40.6)	(38.6)	(135.3)	(31.3)	(30.1)	(25.3)	(42.0)	(128.5)
Acquisition-related revenues and costs of revenue adjustment	(27.7)	(30.4)	(19.3)	(16.2)	(93.7)	(18.8)	(13.0)	(10.5)	(17.2)	(59.5)
Non-cash stock-based compensation	(45.3)	(29.6)	(39.2)	(45.2)	(159.3)	(47.2)	(44.9)	(55.4)	(45.4)	(193.0)
Amortization of intangible assets	(41.7)	(42.6)	(42.5)	(42.0)	(168.8)	(42.7)	(41.9)	(42.3)	(43.2)	(170.1)
Acquisition-related (costs) income, net	(15.7)	(15.4)	8.5	(7.0)	(29.7)	(2.8)	(6.8)	(9.1)	(5.5)	(24.2)
Restructuring and other charges, net	(1.7)	(5.1)	(7.9)	(1.7)	(16.4)	(3.8)	(4.7)	(8.6)	(2.3)	(19.4)
Costs associated with IP collaboration agreements	(5.3)	(5.5)	(4.9)	(4.9)	(20.6)	(4.9)	(4.9)	(4.9)	(4.9)	(19.7)
Other expense, net	(36.9)	(37.6)	(34.1)	(36.6)	(145.2)	(36.6)	(33.5)	(31.0)	(32.5)	(133.7)
Loss before income taxes	($30.7)	($25.2)	($8.0)	($32.8)	($96.7)	($52.4)	($32.8)	($47.3)	($22.5)	($155.0)

Schedules may not add due to rounding.

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and Non-GAAP Revenue and Net Income per Share Guidance
(in thousands, except per share amounts)
Unaudited

	Three months ended December 31, 2014
	Low	High
GAAP revenue	$465,000	$475,000
Acquisition-related adjustment - revenue	15,000	15,000
Non-GAAP revenue	$480,000	$490,000

GAAP net loss per share	$(0.20)	$(0.18)
Acquisition-related adjustment - revenue	0.05	0.05
Acquisition-related adjustment - cost of revenue	(0.00)	(0.00)
Acquisition-related costs, net	0.02	0.02
Cost of revenue from amortization of intangible assets	0.05	0.05
Amortization of intangible assets	0.08	0.08
Non-cash stock-based compensation	0.14	0.14
Non-cash interest expense	0.02	0.02
Non-cash income taxes	0.01	0.01
Costs associated with IP collaboration agreements	0.01	0.01
Restructuring and other charges, net	0.00	0.00
Other	0.03	0.03
Non-GAAP net income per share	$0.21	$0.23

Shares used in computing GAAP and non-GAAP net income per share:
Weighted average common shares: basic	322,000	322,000
Weighted average common shares: diluted	329,000	329,000

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and Non-GAAP Revenue and Net Income per Share Guidance
(in thousands, except per share amounts)
Unaudited

	Twelve months ended September 30, 2015
	Low	High
GAAP revenue	$1,971,500	$2,031,500
Acquisition-related adjustment - revenue	48,500	48,500
Non-GAAP revenue	$2,020,000	$2,080,000

GAAP net loss per share	$(0.40)	$(0.30)
Acquisition-related adjustment - revenue	0.15	0.15
Acquisition-related adjustment - cost of revenue	(0.01)	(0.01)
Acquisition-related costs, net	0.06	0.06
Cost of revenue from amortization of intangible assets	0.18	0.18
Amortization of intangible assets	0.32	0.32
Non-cash stock-based compensation	0.59	0.59
Non-cash interest expense	0.09	0.09
Non-cash income taxes	0.03	0.03
Costs associated with IP collaboration agreements	0.04	0.04
Restructuring and other charges, net	0.00	0.00
Other	0.05	0.05
Non-GAAP net income per share	$1.10	$1.20

Shares used in computing GAAP and non-GAAP net income per share:
Weighted average common shares: basic	322,000	322,000
Weighted average common shares: diluted	329,000	329,000